Exhibit 99.1

For Immediate Release	Contact:	Richard H. Wiley
Samsonite Corporation
Phone: (303) 373-6373

Samsonite Reports Third Quarter Results

DENVER, Colorado, December 7, 2005 — SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today reported revenues for the nine months ended October 31, 2005 of $717.6 million compared to revenues of $659.4 million during the same nine-month period in the prior year. Operating income for the first nine months of the year was $47.1 million compared to $42.8 million during the prior period. Net loss to common stockholders for the first nine months of the year was $4.7 million, or $0.02 per share, versus $26.0 million, or $0.12 per share, during the prior period. The net loss for the nine months ended October 31, 2005 included restructuring charges and expenses of $11.1 million and asset impairment charges of $5.5 million primarily related to the disposal of the Company’s plant in Henin-Beaumont, France. The net loss for the nine months ended October 31, 2004 included restructuring charges and expenses of $7.1 million, an asset impairment charge of $0.7 million, and $17.8 million of premiums and deferred financing costs written-off related to the refinancing of the senior subordinated notes. Net loss to common stockholders includes charges of $10.8 million in the current year and $10.2 million in the prior year for preferred stock dividends.

For the third quarter of fiscal year 2006, the Company had revenues of $248.7 million, generating operating income of $6.9 million and net loss to common stockholders of $6.8 million, or $0.03 per common share. Third quarter operating income and net loss include the effect of the restructuring charges and expenses of $11.1 million and asset impairment charges of $5.5 million. These results compare to revenues of $234.1 million,  operating income of $22.0 million and net income to common stockholders of $2.7 million, or $0.01 per share, for the third quarter of the prior year. Prior year third quarter operating income and net income includes a restructuring expense of $0.5 million.

Adjusted EBITDA (earnings before interest expense, taxes, depreciation and amortization, adjusted for minority interests, restructuring charges, executive severance, stock based and deferred compensation expense, asset impairment charges, ERP project expenses and to include realized currency hedge gains and losses) for the first nine months of the current year was $87.0 million versus $69.8 million for the same period in the prior year. Adjusted EBITDA, was $31.2 million for the third quarter compared to $26.5 million for the third quarter of the prior year.

Chief Executive Officer, Marcello Bottoli, stated, “The Company is reporting good financial performance for the quarter, with sales growth on a local currency basis of 6.2% for the quarter and Adjusted EBITDA margins improving to 12.6% from 11.3% in the prior year quarter. In addition, consolidated gross profit margins improved by 250 basis points to 48.5%, and

Adjusted EBITDA improved by $4.8 million, or 18.1% vs. the same quarter last fiscal year. During the third quarter, our sales growth rates were strongest in our developing regions of Asia and Latin America as we continue to make progress on our geographic expansion and market penetration strategies.  The Company’s start-up joint venture in Japan had an SG&A expense increase of $2.8 million which led to a $1.9 million operating loss for the joint venture in the third quarter.  Also, the Company increased global advertising and promotions expense by $4.0 million during the quarter compared to the prior year to continue to stimulate sales growth.  Restructuring charges and expenses of $11.1 million and an asset impairment charge of $5.5 million were incurred during the third quarter relating to the disposal of the French facility and the completion of two other smaller European restructuring activities.  Our expectation is that the disposal of the French plant will result in increased future profitability through the elimination of excess manufacturing fixed overhead expenses.”

Richard Wiley, Chief Financial Officer, commented,  “The Company continues to build a stronger liquidity position as the result of improvements in operating cash flow and efficient working capital management.  The Company’s debt net of cash leverage ratio declined to 1.9x on a trailing twelve-month Adjusted EBITDA basis and working capital efficiency on a trailing twelve-month average balance basis declined to 17.9% at quarter end compared to 22.2% as of the end of the third quarter of the prior year.  These improvements led to the Company’s ability to permanently retire $28.1 million in debt during the quarter.”

Samsonite Corporation will hold a conference call with securities analysts to discuss this press release at 11:00 a.m. Eastern Standard on Thursday, December 8, 2005.  Investors and interested members of the public are invited to listen to the discussion.  The dial-in phone numbers are (877) 809-7599 in the U.S./Canada and (706) 679-6135 for international calls, the conference name is Samsonite and the conference ID # is 3049320.  The leader of the call is Marcello Bottoli.  If you cannot attend this call, it will be played back through Friday, December 30, 2005.  The playback numbers are (800) 642-1687 in the U.S./Canada and (706) 645-9291 for international calls, and the conference ID # is 3049320.

Samsonite is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, LACOSTE® and SAMSONITE® black label.

A summary of the Company's calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income (loss), and a summary of the Company's earnings (losses) under generally accepted accounting principles are attached as part of this release. As calculated by the Company, “Adjusted EBITDA” includes its operating earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude goodwill and asset impairment charges, restructuring charges and expenses, executive severance, stock and deferred compensation expense, ERP project expenses and to include realized currency hedge gains and losses.  Adjusted EBITDA is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under generally accepted accounting principles in the U.S. (“GAAP”). Rather, Adjusted EBITDA is a measure of operating performance that investors may consider in addition to such other measures. Adjusted EBITDA provides no information on a company's capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, minority interest in earnings of subsidiaries, certain items of other income and expense and preferred stock dividends. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. The Company believes Adjusted EBITDA is, nevertheless, a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. The Company’s lenders also use EBITDA-based measures, which may differ from Adjusted EBITDA, to test compliance with certain covenants. The Company also believes that disclosure of these figures is meaningful to investors because they provide information about the Company's operating performance without giving effect to certain charges and costs that are not reflective of ongoing operations, thereby facilitating company-to-company comparisons and analysis of the Company's results from its core business. These measures are not intended to replace operating income (loss) and net income (loss) as measures of operating performance under GAAP.  The Company also uses Adjusted EBITDA (modified for currency caused fluctuations) for incentive compensation purposes.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as “proposed,” “may,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and “expect”, and similar expressions (and their negatives).  Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements.  These factors include, among others, the risk that the costs associated with the disposal of the French facility will not result in increased future profitability, events which negatively affect consumer confidence or travel levels; general economic and business conditions, including foreign currency fluctuations; changes in interest rates; reliance on third party manufacturers; changes in consumer demands and fashion trends; changes in methods of distribution and customer purchasing patterns; factors associated with our concentrated voting stock; factors associated with or exacerbated by our leveraged capital structure; and competition.  More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company’s filings with the United States Securities and Exchange Commission.  Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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Samsonite Corporation Earnings and Adjusted EBITDA Summary

October 31, 2005 and 2004

(in thousands, except per share data)

	Three months ended October 31,		Nine months ended October 31,
	2005	2004	2005	2004
Net sales	$248,686	234,128	717,584	659,390
Cost of goods sold	128,072	126,488	370,426	355,878
Gross profit	120,614	107,640	347,158	303,512

Selling, general and administrative expenses	97,996	85,074	284,044	254,233
Amortization of intangible assets	275	588	571	1,767
Asset impairment expense	5,450	—	5,450	671
Provision for restructuring operations	9,974	—	9,974	4,074
Operating income	6,919	21,978	47,119	42,767

Interest expense and amortization of debt issue costs	(7,530)	(8,042)	(23,142)	(27,210)
Interest income and other income (expense), net	(1,737)	(2,523)	(6,841)	(20,966)

Income (loss) before income taxes and minority interests	(2,348)	11,413	17,136	(5,409)
Income tax benefit (expense)	170	(4,276)	(7,571)	(7,567)
Minority interests in earnings of subsidiaries	(1,072)	(967)	(3,405)	(2,922)
Net income (loss)	(3,250)	6,170	6,160	(15,898)
Preferred stock dividends	(3,572)	(3,463)	(10,841)	(10,151)
Net income (loss) to common stockholders	$(6,822)	2,707	(4,681)	(26,049)

Net income (loss) per common share - basic	$(0.03)	0.01	(0.02)	(0.12)
Net income (loss) per common share - diluted	$(0.03)	0.01	(0.02)	(0.12)

Weighted average shares outstanding - basic	227,099	224,809	226,394	224,740
Weighted average shares outstanding - diluted	227,099	229,164	226,394	224,740

Net income (loss) to common stockholders reconciled to Adjusted EBITDA

Net income (loss) to common stockholders	$(6,822)	2,707	(4,681)	(26,049)
Preferred stock dividends	3,572	3,463	10,841	10,151
Interest expense and amortization of debt issue costs	7,530	8,042	23,142	27,210
Interest income	(593)	(95)	(1,439)	(325)
Other (income) expense, net	2,330	2,618	8,280	21,291
Income tax expense (benefit)	(170)	4,276	7,571	7,567
Minority interests in earnings of subsidiaries	1,072	967	3,405	2,922
Depreciation expense	3,946	4,580	13,040	14,066
Amortization of intangible assets	275	588	571	1,767
Asset impairment	5,450	—	5,450	671
Accrued restructuring charges and other related expenses	11,145	540	11,145	7,093
ERP project expense	1,652	—	3,657	—
Stock based and deferred compensation expense	1,093	(1,393)	4,603	2,739
Realized gain on foreign currency forward contracts	765	160	1,390	651
Adjusted EBITDA	$31,245	26,453	86,975	69,754